  As filed with the Securities and Exchange Commission on October 24, 1996

                                                       Registration No. 33-79484
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ---------------------------------

                                 POST-EFFECTIVE

                        AMENDMENT NO. 12 on Form S-3 to

                              FORM S-1 ON FORM S-3

                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ----------------------------------

                            CROWN CASINO CORPORATION

             (Exact name of registrant as specified in its charter)


          TEXAS                                    7999                             63-0851141
(State or other jurisdiction of           (Primary Standard Industrial            (IRS Employer
incorporation or organization)            Classification Code Number)         Identification Number)


                   4040 NORTH MACARTHUR BOULEVARD, SUITE 100
                               IRVING, TEXAS 75038
                                 (972) 717-3423
                  (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               EDWARD R. MCMURPHY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            CROWN CASINO CORPORATION
                   4040 NORTH MACARTHUR BOULEVARD, SUITE 100
                               IRVING, TEXAS 75038
                                 (972) 717-3423
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
                             HELEN T. FERRARO, ESQ.
                           SMITH, GAMBRELL & RUSSELL
                                   SUITE 1800
                           3343 PEACHTREE ROAD, N.E.
                               ATLANTA, GA 30326
                                 (404) 264-2620

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     The Registrant hereby withdraws from registration 1,085,000 shares of its common stock, par value $0.01 per share, representing the shares covered by this Registration Statement which were offered for sale by the Company and which were not sold in the offering. The Company has terminated its primary offering of shares pursuant to this Registration Statement, but the secondary offering of shares by certain selling shareholders continues.

PROSPECTUS
                          MAXIMUM OF 8,121,869 SHARES

                            CROWN CASINO CORPORATION

                                 --------------

                                  COMMON STOCK

                                 --------------

     Of the 8,121,869 shares of Common Stock (the "Common Stock") of Crown Casino Corporation (the "Company") being offered hereby, 6,937,623 shares are being sold by certain holders of Common Stock and 1,184,246 shares of Common Stock underlying outstanding common stock purchase warrants are being offered for sale to the public by the holders of such warrants upon the exercise thereof. Such warrants are exercisable at prices ranging from $3.00 per share to $12.00 per share. Unless the context otherwise requires, the holders of Common Stock or outstanding warrants selling shares hereunder are hereinafter collectively referred to as the "Selling Shareholders." The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Plan of Distribution." The offering of such shares will expire November 8, 1996. The Company's Articles of Incorporation contain certain restrictions on ownership of the Common Stock. See "Risk Factors - Restrictions on Holders of Company Common Stock Contained in Articles of Incorporation."


     The Company's Common Stock is traded in the over-the-counter market under the Nasdaq symbol "DICE." On October 23, 1996, the closing price for the Common Stock, as reported on the Nasdaq system, was $2.6875 per share.

     SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 --------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===================================================================================
                                            Underwriting    Proceeds to    Proceeds
                              Price to        Discounts       Selling         to
                               Public          and          Shareholders   Company
                                            Commissions
-----------------------------------------------------------------------------------
Offering Price Per Share ..   See Text        See Text        See Text        $0
                               Below           Below           Below
-----------------------------------------------------------------------------------
Total .....................   See Text        See Text        See Text        $0
                               Below           Below           Below

===================================================================================

     The Selling Shareholders have advised the Company that they propose to offer for sale and to sell the Common Stock from time to time until November 8, 1996, through brokers in the over-the-counter market, in private transactions, and otherwise, at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon price fluctuations and the manner of sale. If the Common Stock is sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges (which compensation as to a particular broker-dealer may be in excess of customary commissions). Except for the payment of such brokerage commissions and charges and the legal fees, if any, of the Selling Shareholders, the Company will bear all expenses in connection with registering the shares offered hereby. Such expenses are estimated to total approximately $275,000. See "Plan of Distribution."

     This Prospectus also relates to such additional securities as may be issued to the Selling Shareholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments.




               The date of this Prospectus is October _____, 1996

                            AVAILABLE INFORMATION

     The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site, containing such reports, proxy and information statements and other information regarding the Company, at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

     The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this Prospectus by reference:

      1.   The Company's Annual Report on Form 10-K for the year ended
           April 30, 1996, as amended on Form 10-K/A on or about October 16,
           1996;
      2. The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1996;
      3.   The Company's Current Report on Form 8-K dated October 8,
           1996; and
      4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 filed with the Commission as of December 23, 1986.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Mark D. Slusser, Secretary, Crown Casino Corporation, 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038, telephone number (972) 717-3423.

                                 THE COMPANY

     Crown Casino Corporation and subsidiaries (the "Company") is in the business of owning, operating and developing casino properties. Presently the Company owns an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada which may be used in the development of a hotel and casino. In addition, in June 1996, the Company entered into a definitive asset purchase agreement to acquire the Mississippi Belle II, Inc. ("MBII") riverboat casino located in Clinton, Iowa. The Company is also actively pursuing other gaming opportunities in these and other jurisdictions.

     On June 25, 1993, the Company entered the gaming industry with the purchase of St. Charles Gaming Company, Inc. ("SCGC"). On March 29, 1994, SCGC received one of only 15 authorized riverboat gaming licenses issued in the State of Louisiana. In March 1995, the Company entered into an agreement with Louisiana Riverboat Gaming Partnership ("LRGP") to form a joint venture to develop a riverboat gaming casino in Calcasieu Parish, Louisiana, located in the southwest part of the state near the Texas border. On June 9, 1995, the Company sold 50% of the outstanding common stock of SCGC to LRGP to provide additional capital to complete the development of the Louisiana project. In July 1995, SCGC's riverboat casino opened for business as an Isle of Capri themed property. In May 1996, the Company sold its remaining 50% interest in SCGC to Casino America, Inc. ("Casino America"), one of the venture partners in LRGP. The Company's decision to sell its remaining 50% interest in SCGC resulted from management's belief that SCGC needed a second riverboat casino at the Calcasieu Parish site to effectively compete in its market and the Company and LRGP were unable to reach an agreement with respect to the ownership structure of the second riverboat. The value of SCGC declined from June 1995 (when the Company sold the first 50% interest in SCGC for a pre-tax gain of approximately $21.5 million) to May 1996 (when the Company sold the remaining 50% interest in SCGC for a pre-tax gain of approximately $14.9 million) primarily because SCGC's operating results were less than projected.

     In December 1993, the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS"), a Nevada corporation organized for the purpose of developing a hotel and casino in Las Vegas, Nevada. GEMS primary asset was its option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas. In June 1994, the option was exercised and the land was purchased. The Company may develop such property by itself or on a joint venture basis, or, if not developed, may sell the land. The Company also has the right, until December 7, 1996, to purchase an additional 20 acres of land adjacent to the original 18.6 acres, for a purchase price of $24 million.

     In June 1996, the Company entered into a definitive asset purchase agreement to acquire the assets and operations of MBII for a purchase price of $40 million. The MBII riverboat casino, which has operated on the Mississippi River in Clinton, Iowa since 1991, contains approximately 485 slot machines, 20 table games and has on-board dining and entertainment facilities. For the year ended December 31, 1995, MBII had revenues and pre-tax profits of $30.5 million and $9.5 million respectively. Since opening, MBII has been operated by the Kehl family (including Robert Kehl, who is a director of the Company). In connection with the Agreement, the Company will enter into employment agreements with certain members of the Kehl family in order that MBII's existing management will continue to operate the casino. Closing of the transaction, which is expected to occur by November 15, 1996, is subject to certain conditions including financing arrangements and receipt of approval of the Iowa Racing and Gaming Commission ("Iowa Gaming Commission").

     The Company was incorporated under the laws of Alabama in 1983. In 1989, the Company reincorporated in Texas and in 1993, the Company entered the gaming business and changed its name to Crown Casino Corporation. The Company's executive offices are located at 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038 and its telephone number is 972-717-3423.

                                  RISK FACTORS


     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following information relating to the Company and the Common Stock before making an investment in the Common Stock offered hereby. Except for historical information contained in this Prospectus and in the documents incorporated in this Prospectus by reference, the matters discussed herein and therein may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results, plans for future business development activities, capital spending or financing sources, capital structure and the effects of regulation and competition, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those suggested in the forward-looking statements, including without limitation, the effect of economic conditions generally, licensing risks, changes in the legal and regulatory status of gaming in various jurisdictions and other risks detailed herein and in the Company's other filings with the Commission.


RISKS OF OWNERSHIP OF CASINO AMERICA SECURITIES - LOUISIANA LOCAL OPTION REFERENDUM

     As of September 30, 1996, the Company was the holder of 2,534,786 shares of Casino America common stock and a $10 million unsecured, subordinated promissory note maturing in 2001 issued by Casino America (the "Casino America Note"), which together represent approximately 53% of the Company's total assets as of such date. Casino America currently operates four gaming facilities, two in Mississippi and two in Louisiana. In April 1996, the Louisiana gaming statutes were modified to provide for a local option vote to decide whether or not to continue riverboat gaming, video draw poker and the New Orleans land-based casino. The vote will be conducted on a parish-by-parish basis in November 1996 with separate votes for each form of gaming. In the event that the riverboat gaming proposition is defeated in a parish, the legislation permits a licensee operating in that parish to continue operations in that parish through the expiration of its current license. The current license to operate in Bossier Parish expires in December 1998 and the two Calcasieu Parish licenses expire in March 1999 and May 2001. The discontinuation of riverboat gaming in Bossier Parish or Calcasieu Parish would have a material adverse effect on Casino America (and, to the extent the Company continues to hold a material amount of securities of Casino America, the Company), in that it may affect the ability of Casino America to make principal and interest payments on its indebtedness (including indebtedness to the Company) and may have a material adverse effect on the price of Casino America common stock.

     Furthermore, in general, as long as the Company continues to hold Casino America securities, the Company's financial condition will be, to a large extent, dependent upon the success of Casino America. Any significant decline in the market value of Casino America common stock would have an adverse effect on the Company. Similarly, the results of operations of Casino America may affect its ability to make principal and interest payments to the Company pursuant to the Casino America Note. Despite the amount of Casino America securities held by the Company, the Company does not believe that it qualifies as an "investment company" as defined in the Investment Company Act of 1940, as amended and has taken this position with the Commission.

     In connection with the Company's ownership of more than 5% of the outstanding common stock of Casino America (as of September 30, 1996, the Company held approximately 10.9%), the Company must be found suitable as a 5% or greater shareholder in any jurisdiction in which Casino America has gaming operations. Currently Casino America has gaming operations in Louisiana and Mississippi. The Company believes it is currently authorized to be a 5% or greater shareholder of Casino America in Louisiana and has made application to the Mississippi gaming authorities to be approved as such.

CONSUMMATION OF MBII TRANSACTION

     The Company has entered into a definitive asset purchase agreement to acquire the MBII riverboat casino. Consummation of such transaction is subject to several conditions, including obtaining (i) $40 million of cash to effect the purchase, (ii) the approval of the Iowa Gaming Commission, (iii) a license to operate the purchased assets, and (iv) certain other consents and approvals. Presently, the Company anticipates raising the $40 million purchase price from some combination of (a) the issuance of $20 million of debt to a bank for which the Company has received a commitment letter, (b) cash on hand, (c) the sale of all or a portion of the Company's Casino America common stock, (d) the sale of the Company's Las Vegas land, and/or (e) the sale of the Casino America Note. See "--Licensing Risk" and "-- Regulation by Gaming and Other Authorities."
The Agreement provides for a closing by November 15, 1996, unless extended by the parties. If the conditions to closing are not satisfied by such date, there can be no assurance that the parties will agree to extend the date for closing. Furthermore, there can be no assurance that the Company will be able to obtain the $40 million cash purchase price or the appropriate licenses or that the MBII transaction will be consummated at all.

DEPENDENCE ON KEY PERSONNEL

     Management of the Company has no prior operating experience in riverboat gaming. Therefore, the success of the Company is largely dependent upon the efforts and skills of certain executive officers and key employees, the loss of services of any of whom could materially adversely affect the Company. The Company's business will require managers with gaming industry experience and skilled employees. A shortage of skilled labor exists in the gaming industry, which may make it more difficult and expensive to attract and retain qualified employees. While the Company believes that it will be able to attract and retain qualified employees, no assurance can be given that such employees will be available to the Company.

COMPETITION

     The casino gaming industry is highly fragmented and characterized by intense competition among a large number of participants, including riverboat, dockside and land-based casinos, video lottery terminals, Indian gaming, and other forms of legalized gaming in the United States. The Company will be competing with other larger, more established gaming companies, some of which have far greater financial resources than the Company. MBII currently competes with (i) three riverboat casinos in the "Quad Cities" area approximately 40 miles to the south (two in Iowa and one in Illinois), (ii) two riverboat casinos in the DuBuque, Iowa area approximately 65 miles to the north (one in Iowa and one in Illinois), and (iii) a land-based slots-only casino located within a dog racing facility in DuBuque, Iowa. The Company believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of the Company believes that the location of MBII's casino allows it to effectively compete with other casinos in the area, the Company expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational.

     Iowa law does not limit the number of gaming licenses that may be granted within the state, and, consequently, other casinos may be subsequently authorized within MBII's primary market area. Furthermore, the Company is aware that recently a group of investors has expressed an interest in locating a casino in Cedar Rapids, Iowa, approximately 85 miles west of MBII's casino. Prior to gaming being authorized in Cedar Rapids, a referendum to permit riverboat casinos must be approved by the residents of Linn County and the Iowa Gaming Commission must issue a license to the proposed non-profit organization and casino operator.

     Currently Illinois law limits the number of riverboat gaming licenses to ten. All of such licenses have been granted and all of the respective casinos are currently in operation. Over the last two years, a number of proposals have been introduced in the Illinois legislature seeking to expand the number of gaming licenses that may be granted, and to reduce the cruising requirements for riverboats (Illinois law currently requires regular excursions, except when cruising is unsafe due to inclement weather, mechanical or structural problems, or river icing).
In the event Illinois law is modified to permit additional licenses, MBII could encounter additional competition in its market area. In the event Illinois law is modified to reduce the cruising requirement for riverboats, MBII's operating results may be adversely affected. The Company cannot predict the likelihood of modification of gaming legislation in Illinois or the impact of any such modification on the Company's results of operations.

LICENSING RISK

     Iowa gaming laws authorize the granting of licenses to conduct riverboat gaming to not-for-profit corporations which, in turn, are permitted to enter into operating agreements with persons who are licensed by the Iowa Gaming Commission to operate riverboat casinos. Gaming licenses are issued for not more than three years and are subject to annual renewal thereafter. The Iowa Gaming Commission has broad discretion with regard to such renewals.

     There are numerous other requirements specified in the Iowa gaming statutes and relevant regulations governing the ownership and control of gaming operations, and the state regulatory agencies have broad discretionary authority to take action necessary to protect the public interests, including suspension or revocation of a license or disqualification of persons associated with the gaming operations who are found to be unsuitable. Should the Company complete the purchase of the MBII riverboat casino, the failure to obtain any such license, permit or approval, as well as any withdrawal, suspension, revocation, restriction or failure to renew such license, permit or approval, would have a material adverse impact on the Company. While the Company has applied for a license to operate the MBII riverboat casino in connection with its proposed purchase, there can be no assurance the Company will be granted a license to operate such facility.

     Iowa gaming laws give each county in the state the opportunity to hold a referendum on whether to allow casino gaming within its boundaries. Clinton County approved such a referendum in May 1994 authorizing gaming for a period of nine years. Another referendum cannot be held until 2002 and, if approved, subsequent referenda will occur at eight year intervals. There can be no assurance that Clinton County residents will approve casino gaming beyond 2002.

     In addition, there are numerous statutes and regulations in the State of Nevada governing gaming and the Nevada regulatory authorities also have broad discretionary powers in connection with the licensing process. There can be no assurance that the Company will obtain the necessary permits and licenses in order to develop a casino in Nevada should the Company choose to do so.

NEW GAMING JURISDICTION

     Iowa is a relatively new gaming market, with the first riverboat gaming activities commencing in April 1991. As of September 30, 1996, there were nine riverboat casinos, and three land-based slots only casinos located within horse and dog racing facilities, operating in Iowa. The success of gaming in a market which has only a short history of supporting gaming operations cannot be guaranteed or accurately predicted. The number of patrons of a riverboat casino in a new gaming jurisdiction like Iowa and the propensity of these patrons to wager cannot be predicted with any degree of certainty and there can be no assurance that the Company will be able to operate the casino in a profitable manner.

TAXATION

     The Company believes that the availability of significant additional revenue through taxation is one of the primary reasons that Iowa and other jurisdictions have legalized gaming. The Company's gaming operations are, and any future gaming operations are likely to be, subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Should the Company complete the purchase of the MBII riverboat casino, any material increase in these taxes or fees would adversely affect the Company.

MARITIME CONSIDERATIONS

     Under the provisions of Title 46 of the U.S. Code, the design, construction and operation of the MBII riverboat casino are subject to regulation and approval by the U.S. Coast Guard. MBII's riverboat is subject to periodic inspections by the Coast Guard and every five years the riverboat must be dry docked for hull and other inspections, which will result in a loss of service that can have an adverse effect on the Company. Failure of certain inspections may preclude the use of the riverboat as a floating casino.

     All shipboard employees of the Company employed on U.S. Coast Guard regulated vessels, including those not involved with the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to the Jones Act, which, among other things, exempts those employees from state limits on workers' compensation awards.

     Operating on the Mississippi River will expose MBII's riverboat casino to marine hazards such as unpredictable river currents, potentially severe weather conditions and exposure to maritime traffic. The Company expects to obtain maritime insurance coverage; however, the occurrence of a catastrophic loss in excess of such coverage could have a material adverse effect on the Company.

REGULATION BY GAMING AND OTHER AUTHORITIES

     Typically, gaming authorities, including those in Iowa and Nevada, have discretionary authority to, and in certain circumstances must, require a direct or indirect holder of Common Stock to file an application to be investigated and to be found suitable as an owner or landlord of a gaming establishment. Such application may be required regardless of the circumstances under which ownership is obtained. The gaming laws and regulations of other jurisdictions in which the Company may seek or obtain licenses may also contain restrictions on the ability of a person or group to acquire or hold such securities or may require regulatory approval. In addition, the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States, as defined therein, from holding in the aggregate more than 25% of the outstanding shares of common stock of the entities subject to such regulation. In addition, Iowa and Nevada gaming regulators have the statutory right to investigate and approve any holder of 5% or more of the outstanding Common Stock of the Company. The regulator must determine that such persons are deemed suitable to hold such stock and may require such holders to make filings and submit to regulatory proceedings in order to be qualified. Any holder of Common Stock required to apply for a finding of suitability must pay all investigative fees and costs of the gaming authorities in connection with such an investigation. Such restrictions could adversely affect the marketability of the Company's Common Stock.

     In both Iowa and Nevada, if the gaming authority finds that an individual owner or holder of a security of a corporate licensee or of a holding or an intermediary company or any person or persons with an economic interest in a licensee, or a director, partner, officer or manager is not qualified under applicable law or regulation and if, as a result, the licensee is no longer qualified to continue as a licensee, the gaming authority may suspend or revoke the license or permit. The gaming authority may also issue, under penalty, a revocation of license, a condition of disqualification naming the person or persons and declaring that such person or persons may not receive dividends or interest on securities of the corporation, exercise directly, or through a trustee or nominee, a right conferred by securities of the corporation, receive remuneration from the licensee, receive any economic benefit from the licensee, continue an ownership or economic interest in a licensee or remain as a manager, officer, director or partner of a licensee. The power of regulatory authorities to restrict or disapprove certain security holders of the Company may impair the Company's ability to raise capital or attract qualified management candidates. Any license revocation or suspension would have a material adverse effect on the Company.

ENVIRONMENTAL REGULATION

     The Company is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous material. While the Company believes that it is presently in material compliance with all environmental laws, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts of law which could adversely affect operations. The Company does not maintain environmental impairment liability insurance to cover such events.

RESTRICTIONS ON HOLDERS OF COMPANY STOCK CONTAINED IN ARTICLES OF INCORPORATION

     The Articles of Incorporation of the Company provide that any shareholder of the Company who is found to be unsuitable by any gaming regulatory authority with jurisdiction over the Company's operations, may, in the discretion of the Board of Directors, be required to divest the shares of Company stock owned by such person within forty-five (45) days from the date on which the Company notifies the disqualified holder of the regulatory authority's determination of unsuitability, or the Company will have the right to purchase such stock at a price equal to the fair market value as defined in the Articles of Incorporation less twenty-five percent (25%).

     In addition, the Articles of Incorporation require that the Company maintain compliance under the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916, as amended, restricting the amount of shares of Company Common Stock which may be held by non-U.S. citizens. The Company may require foreign persons to divest their shares of Company Common Stock in accordance with the provisions of the Articles of Incorporation in the event that the Company determines that it is in violation of either of these Acts.

UNCERTAINTY WITH RESPECT TO LAS VEGAS PROJECT


     Management of the Company continues to evaluate the potential development of a hotel and casino project on the Company's 18.6-acre tract of land in Las Vegas. Management is considering a variety of scenarios with respect to the operation and ownership of the proposed hotel and casino, including a potential joint venture relationship, but currently has no definitive development plan in place. In addition to seeking an acceptable joint venture arrangement, the Company has considered selling its Las Vegas property and has had discussions with certain parties in that regard, although no agreement has been reached with any party with respect to such a sale. There can be no assurance that this project will be undertaken, whether by the Company alone or in conjunction with a third party, or, if completed, that the project will be operated profitably.

     The Company's Las Vegas land has received a H-1 (hotel and casino) zoning designation to construct a fourteen-story 400 room hotel and casino. This H-1 zoning designation will expire on June 7, 1997 unless construction is complete, or a zoning extension or modification is granted. Presently, the Company has not determined whether or not it will proceed with the construction of a hotel and casino on such land, and thus it is unlikely that construction will be completed prior to the expiration of the current H-1 zoning designation. Loss of the H-1 zoning designation may reduce the value of such land. There can be no assurance that the Company will be able to extend or modify the H-1 zoning designation for its Las Vegas land.

VOLATILITY OF STOCK PRICE

     The trading price of the Company's Common Stock has been and could continue to be subject to wide fluctuations, based upon, among other things, quarter-to-quarter variations in the Company's operating results, the success or failure of the Company's efforts to expand into additional jurisdictions and investor opinions with respect to the gaming industry. The market prices of securities of companies whose future operating results are dependent on specific developments such as the passage or defeat of particular legislation are often particularly volatile, such as that described above under "Risks of Ownership of Casino America Securities - Louisiana Local Option Referendum."
In addition, the stock market generally, and the gaming industry in particular, have experienced extreme price and volume fluctuations, in a manner which often has been unrelated to the operating performances of individual companies. A shift in investor interest away from gaming industry stocks could adversely affect the trading price of the Common Stock in a manner unrelated to the Company's operating performance.

MAINTENANCE OF EFFECTIVE PROSPECTUS

     Selling Shareholders may effect sales of shares of Common Stock only pursuant to an effective Registration Statement and Prospectus. The Company has undertaken to maintain the effectiveness of this Prospectus for a period of two years from November 8, 1994. In the event of the lapse of effectiveness of this Prospectus, Selling Shareholders would be restricted from selling their shares in the open market, unless they satisfy the requirements of Rule 144 under the Securities Act of 1933, as amended.

SALES OF THE COMPANY'S SECURITIES IN THE EVENT OF APPLICATION OF PENNY STOCK
RULES

     Although the Company's Common Stock is not presently subject to the so-called "penny stock" rules promulgated by the Securities and Exchange Commission, in the event that the Company's Common Stock no longer qualifies for exclusion from the definition of "penny stock" under applicable regulations, the Company's Common Stock would become subject to such rules, which impose additional sales practice requirements on broker dealers who sell such securities to persons other than established customers and accredited investors (generally, institutions with assets in excess of $5,000,000 or individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 jointly with their spouses). For transactions covered by the penny stock rules, a broker dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, such rules may affect the ability of broker dealers to sell the Company's publicly traded securities and also could affect the ability of purchasers in this offering to sell the Common Stock in the secondary market should such rules become applicable in the future.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders. See "Selling Shareholders" for a list of those persons who will receive the proceeds from such sales.

                            SELLING SHAREHOLDERS

     The following table sets forth certain information as of September 30, 1994 (before the commencement of this offering), with respect to ownership of the outstanding Common Stock by each of the Selling Shareholders. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares owned by him. This table assumes that all shares offered by the Selling Shareholders are sold in this offering. Unless otherwise indicated, no Selling Shareholder has any position, office or other material relationship with the Company.


                                         Before the Offering as of (9/30/94)                      After the Offering
                                         ----------------------------------   Shares to      -----------------------------
                                         Number of Shares      Percent        be sold in    Number of Shares         Percent
Name of Beneficial Owner                 Beneficially Owned    of Class        Offering     Beneficially Owned      of Class
----------------------------             ------------------    ---------      ---------     ------------------      ---------
SELLING SHAREHOLDERS WHO ARE
DIRECTORS OF THE COMPANY:

Gerald L. Adams                            752,500(1)            7.0%         750,000               2,500               *
 1225 East 9th Street
 Lockport, Illinois 60441

Robert J. Kehl                           1,156,667(2)           10.6%       1,156,667                   0               *
 3rd Street
 Ice Harbor
 DuBuque, Iowa 52004

Tilman J. Falgout, III                     462,500(3)            4.3%         400,000              62,500               *

Gerard M. Jacobs                           337,181(4)            3.1%         303,981              33,200               *


OTHER SELLING SHAREHOLDERS:

  Private Placement for Cash:
  ---------------------------

6420 Wilshire Associates                    10,000                  *          10,000                   0               0

Myron L. Ace                                10,000                  *          10,000                   0               0

Acorn Corrugated Box Co.                    10,000                  *          10,000                   0               0

Vincent A. Albanese                          9,700                  *           9,700                   0               0

Richard J. Albenesius                        5,000                  *           5,000                   0               0

Frank & Sharon Alesia                       10,700                  *          10,700                   0               0

Paul Almond                                  5,000                  *           5,000                   0               0

Robert Amonie, M.D.                         10,000                  *          10,000                   0               0

Donald A. Ballarini                         10,000                  *          10,000                   0               0

Chengyuan Bao and Liang Yan Xue              5,000                  *           5,000                   0               0

Fred B. Barbara                             50,000                  *          50,000                   0               0

Bank of the West TTEE                        5,000                  *           5,000                   0               0

Marvin Barhorst                              3,000                  *           3,000                   0               0

Michael M. & Joan L. Bearden               5,000                *             5,000                0                   0

Vincent & Kathleen Bell                    9,500                *             9,500                0                   0

Floyd M. Berg                              8,000                *             8,000                0                   0

Neal M. Bidwell                           10,000                *            10,000                0                   0

BJRC High Yield Partners                  15,000                *            15,000                0                   0

Richard Bloom                              1,000                *             1,000                0                   0

George & Rose Bonomo                     100,000                *           100,000                0                   0

Paul Bratney                               3,000                *             3,000                0                   0

Wayne J. Breau                             2,500                *             2,500                0                   0

Brent-Air Pharmacy                        10,000                *            10,000                0                   0

Brompton Partners L.P.                    12,000                *            12,000                0                   0

Harry Joe Brown, Jr.                      10,000                *            10,000                0                   0

Albert Bruno                              80,000                *            80,000                0                   0

Corrine Bruno                             20,000                *            20,000                0                   0

William Burrough                           5,000                *             5,000                0                   0

Dr. Allen Bursk                           10,000                *            10,000                0                   0

Vincent Cainkar                            2,000                *             2,000                0                   0

James W. Cameron, Jr.                     50,000                *            50,000                0                   0

Philip A. Carpenter                       18,000                *            18,000                0                   0

Richard Carpenter TTEE for
Karen Carpenter Testamentary Trust        15,000                *            15,000                0                   0

Richard Carpenter by WF Wolfen            15,000                *            15,000                0                   0

Bruno and Maryann Caruso                   5,000                *             5,000                0                   0

David P. Cutler                            8,333                *             8,333                0                   0

Neil & Sharon Dabney                      20,000                *            20,000                0                   0

John G. & Margery M. Davies               10,000                *            10,000                0                   0

Wilda & David Davis                        3,000                *             3,000                0                   0

Richard Dawson/Nancy Dhonau               10,000                *            10,000                0                   0

William and Jolan Deeley                   4,000                *             4,000                0                   0

D/R Asset Mgmnt. Inc. FAO                 40,000                *            40,000                0                   0

D/R Distressed Securities Fund, L.P.      39,500                *            39,500                0                   0

Delaware Charter GTEE & Trust             20,000                *            20,000                0                   0

Randee C. Devlin                          10,000                *            10,000                0                   0

Arthur T. Donaldson                       10,000                *            10,000                0                   0

Jack Dorman                               10,000                *            10,000                0                   0

James F. Dorsey                           10,000                *            10,000                0                   0

Double Bliss Corp.                         8,750                *             8,750                0                   0

I. Steven Edelson                          7,870                *             7,870                0                   0

E. Lee Elliott & Anthony L. Rick          10,000                *            10,000                0                   0

Jorge A. Escalante                       370,000                3.4%        370,000                0                   0

Eshman Living Trust                        5,000                *             5,000                0                   0

Hong Fan                                   5,000                *             5,000                0                   0

Lynn Feldkamp                              3,000                *             3,000                0                   0

Jerry Fields                              10,000                *            10,000                0                   0

Keith A. Finger                            5,000                *             5,000                0                   0

Diane Finkel                               1,000                *             1,000                0                   0

Donald H. Foster                         204,000                1.9%        204,000                0                   0

Philip Freedberg                           5,000                *             5,000                0                   0

Jack E. Freedman                          10,000                *            10,000                0                   0

Leonard H. Friedlander                     5,000                *             5,000                0                   0

Calude T.H. Friedman                       5,000                *             5,000                0                   0

GC & H Partners                           10,000                *            10,000                0                   0

Galbrook Corp.                             8,750                *             8,750                0                   0

Theodora Lynch Getty Gaston                3,000                *             3,000                0                   0

Gerald Ginsberg DDS PC, MPP               17,500                *            17,500                0                   0

Morris Glesby                              5,000                *             5,000                0                   0

Sandra Post Goggin                         5,000                *             5,000                0                   0

Terrence J. Goggin                        13,334                *            13,334                0                   0

Ralph Goldman                              9,300                *             9,300                0                   0

Richard A. Gralitzer                      10,000                *            10,000                0                   0

Greenstreet Partners                      50,000                *            50,000                0                   0

John Gregory                               2,000                *             2,000                0                   0

David Gross                                8,000                *             8,000                0                   0

Ronald B. Gross, MP Plan                  17,500                *            17,500                0                   0

Susan Harris Family Trust                 10,000                *            10,000                0                   0

Hermarl Holdings Inc.                     27,500                *            27,500                0                   0

Warren Hoffman IRA                        10,000                *            10,000                0                   0

William F. & Prudence Hopkins             20,000                *            20,000                0                   0

Edwin J. Hull                              8,333                *             8,333                0                   0

The Insight Fund L.P.                     10,000                *            10,000                0                   0

Irell & Manella Profit Sharing Plan        5,000                *             5,000                0                   0

George Izeluk                             10,000                *            10,000                0                   0

JMG Capital Partners                      15,000                *            15,000                0                   0

Gerard M. Jacobs                          66,000                *            66,000                0                   0

Thomas Haskins Jacobs                     10,000                *            10,000                0                   0

William R. Jenkins                       115,000                1.1%        115,000                0                   0

William L. Jiler                           7,500                *             7,500                0                   0

J. Stuart Johnson                         20,000                *            20,000                0                   0

J. Steven Johnson                          5,000                *             5,000                0                   0

Warren Johnson                            10,000                *            10,000                0                   0

Alvan Kamis                               10,000                *            10,000                0                   0

George Karabatsos                         10,000                *            10,000                0                   0

Harold Katz                                5,000                *             5,000                0                   0

M. Gordon Keiser                           5,000                *             5,000                0                   0

Frank E. Kerdyk                           10,000                *            10,000                0                   0

Paul Kestenbaum                            5,000                *             5,000                0                   0

Leslie King Living Trust                   5,000                *             5,000                0                   0

Thomas V. King                             4,000                *             4,000                0                   0

Harlan Kleiman & Lorraine Reiner          10,000                *            10,000                0                   0

Nicholas P. Klokochar                     10,000                *            10,000                0                   0

Jacqueline Knapp                           5,000                *             5,000                0                   0

Joel and Judy Knapp Family Trust          10,000                *            10,000                0                   0

Juliette Knapp                             5,000                *             5,000                0                   0

Otis C. Knighton                          50,000                *            50,000                0                   0

Ron Kool                                   5,000                *             5,000                0                   0

Krasnow Family Trust                       5,000                *             5,000                0                   0

Fred Kyle                                  2,000                *             2,000                0                   0

Steven Landgarten                          3,000                *             3,000                0                   0

The Morris Leviloff Trust                 10,000                *            10,000                0                   0

Daniel J. Lynch                            5,000                *             5,000                0                   0

John P. & Michelle Lynch                  10,000                *            10,000                0                   0

Mandel Properties                          2,500                *             2,500                0                   0

Vincent P. Mazzeo                          5,000                *             5,000                0                   0

Timothy S. McAnarney                         926                *               926                0                   0

Jay R. McCollum                           20,000                *            20,000                0                   0

Heather M. McKay                          10,000                *            10,000                0                   0

Ellen Meyer                               20,000                *            20,000                0                   0

Donald F. Moorehead                       50,000                *            50,000                0                   0

George O. Moorehead                       10,000                *            10,000                0                   0

Clifford J. Moquist                        5,000                *             5,000                0                   0

The Max Negri Trust                       10,000                *            10,000                0                   0

The Negri Foundation                      20,000                *            20,000                0                   0

George Novogroder                         22,500                *            22,500                0                   0

J. M. Oksiuta                             10,000                *            10,000                0                   0

Irawan Onggara                            22,000                *            22,000                0                   0

Morris Ostin by WF Wolfen                 15,000                *            15,000                0                   0

William and Rosemary Pacella              50,000                *            50,000                0                   0

Joseph J. Paris                            5,000                *             5,000                0                   0

Michael Park                              10,000                *            10,000                0                   0

David Pearce                              15,000                *            15,000                0                   0

Frank Pierce                               5,000                *             5,000                0                   0

PN Service Inc. MPP                       10,000                *            10,000                0                   0

Brian D. Porter                          200,000                1.9%        200,000                0                   0

John T. Porter                           100,000                *           100,000                0                   0

Reidsville Investments                    10,000                *            10,000                0                   0

Michael A. Reinsdorf                       7,870                *             7,870                0                   0

Stephen & Jodie Reiss                      5,000                *             5,000                0                   0

Judy L. Resnick                           20,000                *            20,000                0                   0

Grace A. Roberti-Jacobs                  110,000                1.0%        110,000                0                   0

Edward Robertson                           5,000                *             5,000                0                   0

Stanley and Marilyn Ross Trust            20,000                *            20,000                0                   0

David Rost                                 5,000                *             5,000                0                   0

Ellis Rubenstein                           5,000                *             5,000                0                   0

Harold Rubenstein                         10,000                *            10,000                0                   0

Edward A. Rucker                           5,000                *             5,000                0                   0

Joseph G. Salinger                         2,000                *             2,000                0                   0

The Saritzky Trust                         2,000                *             2,000                0                   0

Daniel Scelfo                              5,000                *             5,000                0                   0

Ronald A. Schachar                        25,000                *            25,000                0                   0

Darryl Schall                             10,000                *            10,000                0                   0

Charles Schellhorn                        10,000                *            10,000                0                   0

Rolf Schuermann                            7,000                *             7,000                0                   0

Thomas Seeley                              5,000                *             5,000                0                   0

Lorri Seguax                               5,000                *             5,000                0                   0

Abdul R. Shakir                           10,000                *            10,000                0                   0

Gary & Madelyn Silman Trust               10,000                *            10,000                0                   0

Edward I. Silver                          13,890                *            13,890                0                   0

Lee Norman Sion                           20,000                *            20,000                0                   0

Samuel K. Skinner                         20,000                *            20,000                0                   0

Sloane Overseas Fund Ltd.                  8,000                *             8,000                0                   0

Andrew D. Smith                            5,000                *             5,000                0                   0

Robert G. Solomon                         10,000                *            10,000                0                   0

South Florida Clothing Exchange            5,000                *             5,000                0                   0

A.J. Spiegal                               5,000                *             5,000                0                   0

Susan Spivak, Trustee FBO                 10,000                *            10,000                0                   0

Matthew J. Stahl                          10,000                *            10,000                         0          0

Robert E. Stanell                         10,000                *            10,000                         0          0

Jerome Steinbaum                          10,000                *            10,000                         0          0

Neil Strauss                              10,000                *            10,000                         0          0

David A. Swanson                           2,000                *             2,000                         0          0

Wayne A. Taylor                           10,000                *            10,000                         0          0

Julian W. Timmons                         12,000                *            12,000                         0          0

Transtor, Inc.                            30,000                *            30,000                         0          0

Ian Wallace                               10,000                *            10,000                         0          0

Edward Wilkins                            35,000                *            35,000                         0          0

Delmar F. Williams                         5,000                *             5,000                         0          0

Daniel A. Wiltz                            9,000                *             9,000                         0          0

Paul Junger Witt Family Trust             10,000                *            10,000                         0          0

Herbert Wolas                             10,000                *            10,000                         0          0

Richard Wolfen                             5,000                *             5,000                         0          0

Werner F. Wolfen                          15,000                *            15,000                         0          0

Jules Yanofsky                            10,000                *            10,000                         0          0

Kangling Zheng                            11,000                *            11,000                         0          0

Walter Zifkin                              2,500                *             2,500                         0          0

Acquisition of St. Charles Gaming Company, Inc.:
------------------------------------------------

10 Westpark Corporation                  400,000                3.7%        400,000                         0          0

Gerald L. Adams                          752,500(1)             7.0%        750,000                     2,500          *

E.P.I.M., Inc.                            22,500                *            22,500                         0          0

Clarence & Leina May Fogg                 84,200                *            84,200                         0          0

G.C.E.S., Inc.                            22,500                *            22,500                         0          0

Louisiana Education, Inc.                 22,500                *            22,500                         0          0

Barry W. Miller                           67,500                *            67,500                         0          0

Robert S. Miller                          10,000                *            10,000                         0          0

Acquisition of Gaming Entertainment Management Services, Inc.:
--------------------------------------------------------------

Sol Adler                                 24,091                *            24,091                         0          0

Ray Alizadeh                                 467                *               467                         0          0

Michael G. Bailey                        101,710                *           101,710                     0              0

Bailey Saetveit & Co. PSP                 14,394                *            14,394                     0              0

Edward F. Calus                           26,768                *            26,768                     0              0

David E. Clement                             701                *               701                     0              0

Nancy Opie Clement                           701                *               701                     0              0

Thomas A. Clement                            467                *               467                     0              0

CPMSI                                     24,243                *            24,243                     0              0

Linda K. Corporon                          3,460                *             3,460                     0              0

W.E. Diederich                             2,146                *             2,146                     0              0

Timothy M. Dougall                        29,465                *            29,465                     0              0

William M. Dougall                        29,465                *            29,465                     0              0

Charles Golding, Jr. and
  Paula Golding as Trustees
  for the Golding Family Trust           294,646                2.7%        294,646                     0              0

Dennis Goodman                            25,884                *            25,884                     0              0

Geoffrey H. Gray                          82,677                *            82,677                     0              0

Letitia Gray                               4,293                *             4,293                     0              0

Gordon A. Haines                             126                *               126                     0              0

John J. Halsey                             1,869                *             1,869                     0              0

Larry J. Hannappel                         2,146                *             2,146                     0              0

Judith B. Herm                             2,525                *             2,525                     0              0

Dennis L. Jacob                               63                *                63                     0              0

Richard Johnson                              126                *               126                     0              0

Erik R. Kelly                                934                *               934                     0              0

Thomas M. & Danielle L. Lamirato             934                *               934                     0              0

Charles B. Lawton, M.D.                    2,146                *             2,146                     0              0

James N. Menzel                              126                *               126                     0              0

John McLaughlin                           15,152                *            15,152                     0              0

Roy B. Moran                              35,000                *            35,000                     0              0

Khaled H. Murib                              467                *               467                     0              0

Brian Parsons                              1,742                *             1,742                     0              0

Sally H. Parson Trust                      6,970                *             6,970                     0              0

Barbara L. Rutt                           10,101                *            10,101                     0              0

William R. Saetveit                         73,700              *              73,700                   0              0

William K. & Ann J. Speaker                    126              *                 126                   0              0

Arlin & Karen Shepard                          126              *                 126                   0              0

Mike P. Slouka                                 126              *                 126                   0              0

Norman Slotnick                             13,056              *              13,056                   0              0

Robert B. & Cindy A. Speaker                 4,167              *               4,167                   0              0

Lloyd O. Thompson                            2,146              *               2,146                   0              0

Trynd, Inc.                                  4,154              *               4,154                   0              0

Margaret J. Van Hook                         2,146              *               2,146                   0              0

WDT Associates, Inc.                        11,786              *              11,786                   0              0

Tom Ward & Kathleen Stumpp                  27,399              *              27,399                   0              0

Jerry & Audrey Williams                         63              *                  63                   0              0


For Sale Upon Exercise of Outstanding Warrants(5):
--------------------------------------------------

Crown Warrant Partners I                    23,529              *              23,529                   0              0

Crown Warrant Partners II                  120,000              1.2%          120,000                   0              0

Richard Bloom                               48,867              *              48,867                   0              0

Don Farris                                  54,022              *              54,022                   0              0

Daniel Goggin                               38,990              *              38,990                   0              0

The Hubbard Company, Inc.                   77,981              *              77,981                   0              0

Gerard M. Jacobs(6)                        127,981              1.2%          127,981                   0              0

Kehl River Boats, Inc.                     100,000              *             100,000                   0              0

Nomura Holding America, Inc.               508,414              4.5%          508,414                   0              0

OKGBD & Co.                                 80,440              *              80,440                   0              0

Jason Reese                                    402              *                 402                   0              0

Allen Stern                                  3,620              *               3,620                   0              0


Consideration for Property or Services:
---------------------------------------

Calcasieu Development Corporation(7)       200,000              1.8%          200,000                   0              0

Robert J. D'Hemecourt(8)                   100,000              *             100,000                   0              0

Kehl River Boats, Inc.(9)                1,056,667              9.8%        1,056,667                   0              0

------------------------------
*    Less than 1%.

(1)  Includes 2,500 shares subject to non-qualified stock options.

(2) Includes 1,056,667 shares and 100,000 shares subject to a presently exercisable stock purchase warrant, all issued in the name of Kehl River Boats, Inc., of which Mr. Kehl is president and a significant shareholder. See "Certain Transactions."

(3) Includes 30,000 shares subject to non-qualified stock options and 400,000 shares held in a corporation controlled by Mr. Falgout.

(4) Includes 2,300 shares held by a corporation controlled by Mr. Jacobs, 127,981 shares subject to presently exercisable stock purchase warrants and 110,000 shares held by Mr. Jacobs' wife, with respect to which Mr. Jacobs disclaims beneficial ownership.

(5) The shares set forth below are all subject to outstanding warrants to purchase Common Stock, unless otherwise noted. Such shares are offered for sale to the public by the holders of such warrants upon exercise thereof. For purposes of calculating the percentages in the table below, all such shares are assumed to be presently outstanding.

(6)  Shares represented by warrants to purchase 77,981 shares and 50,000 shares.

(7) The Company and Calcasieu Development Corporation ("CDC") previously entered into a letter agreement regarding the potential use of certain land controlled by CDC in the City of Lake Charles that the Company was considering to use for its riverboat casino site. In consideration for the mutual release and termination of such agreement, and CDC's cooperation in effecting SCGC's development of its site in Calcasieu Parish, the Company issued 200,000 shares of Crown Common Stock to CDC.

(8) Mr. D'Hemecourt is a Louisiana-based consultant to the Company. Pursuant to a consulting agreement between SCGC and Mr. D'Hemecourt, the Company issued Mr. D'Hemecourt 100,000 shares of Crown Common Stock as partial consideration for Mr. D'Hemecourt's services.

(9) In October 1993, the Company entered into a purchase agreement with Kehl River Boats, Inc. ("KRB") to purchase a riverboat already under construction. The agreement with KRB provides for a purchase price, which has been paid in full, comprised of (i) 1,056,667 shares of Crown Common Stock, (ii) $9.57 million in cash payments, and (iii) a warrant to purchase 100,000 shares of Crown Common Stock. Robert J. Kehl, president and a significant shareholder of KRB, is a director of the Company.

                             PLAN OF DISTRIBUTION

     Of the 8,121,869 shares of Common Stock being offered hereby for the benefit of the Selling Shareholders, 3,316,756 shares were originally issued by the Company in a private placement to "accredited investors" pursuant to Regulation D promulgated by the Securities and Exchange Commission, which was completed in May 1994; 1,056,667 shares were issued to KRB in connection with the purchase of the riverboat; 300,000 shares were issued in consideration of certain agreements or services performed on behalf of the Company or for other non-cash consideration; 2,264,200 shares represent shares of Common Stock issued in connection with the acquisitions of SCGC and GEMS; and 1,184,246 shares underlie warrants to purchase Common Stock of the Company. The Company has agreed to register the shares for resale by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of such shares by the Selling Shareholders.

     The Selling Shareholders have advised the Company that they propose to offer for sale and to sell Common Stock from time to time until November 8, 1996 through brokers in the over-the-counter market, in private transactions, or otherwise, at market prices prevailing at the time of sale or at prices and terms then obtainable, in block transactions, negotiated transactions, or otherwise. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon market price fluctuations and the manner of sale.

     If the shares are sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges, including any transfer taxes (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders will also pay the fees and expenses of any counsel retained by them in connection with this offering. Except for the payment of such legal fees and expenses, brokerage commissions and charges, the Company will bear all expenses in connection with registering the shares offered hereby, which registration expenses are estimated to total approximately $275,000.


                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


     The Company is authorized to issue up to 50,000,000 shares of Common Stock. As of October 17, 1996, 10,511,508 shares of Common Stock were issued and outstanding. Holders of shares of Common Stock are entitled to elect all of the members of the Board of Directors of the Company, and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. Subject to such preferential rights as the Board of Directors may grant in connection with future issuances of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare in its discretion out of funds legally available therefor. Holders of shares of Common Stock are entitled to share ratably in any distribution made to holders of Common Stock in the event of a liquidation, dissolution or winding up of the Company after payment of liabilities and any liquidation preference on any shares of Preferred Stock then outstanding. Holders of shares of Common Stock have no cumulative voting or preemptive rights, nor do they have any conversion, preemptive or other rights to subscribe for additional shares or other securities. There are no redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors of the Company is authorized, without further action of the shareholders of the Company, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, an issuance of Preferred Stock could result in a class of securities outstanding with preferences over the Common Stock with respect to dividends and liquidations, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

     The Company has no present plans to issue any shares of the Preferred
Stock.

REGISTRATION RIGHTS RELATED TO CERTAIN WARRANTS

     On January 5, 1994, in partial consideration for its services as placement agent in connection with a proposed private placement of Company debt securities which was never consummated, the Company granted Dabney/Resnick, Inc. a warrant to purchase 80,440 shares of the Company's Common Stock. Pursuant to a separate Registration Rights Agreement, Dabney/Resnick, Inc. has the right to require the Company on one occasion to register the shares underlying such warrant under the federal Securities Act of 1933 (the "Securities Act").

     On January 5, 1994, the Company issued a warrant to purchase 80,440 shares of its Common Stock to Sun Life Insurance Company of America, Inc. ("Sun Life") as a commitment fee in connection with services rendered to the Company by Sun Life relating to a proposed private placement of debt securities which was never consummated. In June 1994, the Company issued a warrant to purchase 508,414 shares of its Common Stock to Nomura Holding America Inc. ("Nomura") in connection with Nomura's purchase from SCGC of a $28,000,000 Senior Secured Increasing Rate Note. Pursuant to separate Registration Rights Agreements, the above holders each have the right to require the Company on one occasion to register the shares underlying such warrants under the Securities Act.

     In March and April 1994, the Company issued warrants to purchase an aggregate of 314,952 shares of Common Stock to four persons in consideration of services rendered by them in connection with the Company's private placement of Common Stock.

     Pursuant to the contract for the purchase of SCGC's riverboat executed in October 1993, the Company granted to Kehl River Boats, Inc. a warrant to purchase 100,000 shares of Common Stock, which was issued in July 1994. In June 1994, the Company undertook to grant to Gerard M. Jacobs, a director of the Company, a warrant to purchase 50,000 shares of Common Stock in consideration of services on the Company's behalf in connection with the Company's efforts to obtain a gaming license in the State of Illinois. This warrant was issued in October 1994.

     The Company is required to give notice to each of the above holders of any proposed registration by the Company of shares of Common Stock pursuant to a registration statement to be filed under the Securities Act and to permit them, subject to certain restrictions, to register and sell shares of Common Stock pursuant to such registration statement.

     In addition, the Company has granted a warrant to purchase 50,000 shares of Common Stock to one individual in consideration of such individual's introducing the Company to the investment banking community in connection with the Company's debt private placement. The warrant holder does not have registration rights with respect to such warrant.



CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

     Divestiture. The Articles of Incorporation of the Company empower the Board of Directors to require the divestiture of shares of any person who beneficially owns, directly or indirectly, shares of any class of capital stock of the Company who is found by a gaming regulatory authority to be unsuitable to hold the Company's stock.

     In addition, the Articles of Incorporation provide that the Company must be in compliance with the federal Merchant Marine Act of 1936, as amended, and the federal Shipping Act of 1916, as amended. The Board of Directors is given the power to divest any shareholder who has rendered the Company in non-compliance with these Acts of a sufficient number of shares to bring the Company into compliance with the Acts.

     The procedure for divestiture requires the shareholder within 45 days of notice from the Company of violation of either provision to sell, transfer or dispose of his shares in the Company. Following the 45 day period, the Company shall, for a period of 60 days, have the right, but not the obligation, to purchase all or any part of such shares of stock from the disqualified shareholder at a price per share equal to the fair market value of such stock, less 25%.

     Indemnification. The Bylaws provide that directors and officers of the Company will be indemnified by the Company to the fullest extent authorized by Texas law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company.

     Limitation of Liability. In addition, the Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision shall not eliminate or limit the liability of a director for (a) a breach of the director's duty of loyalty to the Company or its shareholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, will remain available to a shareholder seeking redress from a violation of fiduciary duty. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Company).

     Anti-Takeover Provisions of Articles of Incorporation. The Company's Articles of Incorporation authorize the Board of Directors to issue up to 1,000,000 shares of Preferred Stock from time to time in one or more designated series or classes. The Board of Directors, without approval of the shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other provisions of a particular series or class of Preferred Stock. The issuance of Preferred Stock could, among other things, adversely affect the voting power or other rights of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company. The Board of Directors has no present intention to issue any series or class of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     Securities Transfer Corporation acts as the Transfer Agent and Registrar for the Common Stock.

                                LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Smith, Gambrell & Russell, Atlanta, Georgia.


                                    EXPERTS

     The consolidated balance sheets of Crown Casino Corporation as of April 30, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended April 30, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheets of St. Charles Gaming Company, Inc. as of April 30, 1996 and 1995 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended April 30, 1996 and 1995, and the period from June 25, 1993 (acquisition date) to April 30, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheets of Mississippi Belle II, Inc., as of December 31, 1995 and 1994 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, have been incorporated herein by reference in reliance on the report of Honkamp, Krueger & Co., independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL.

                             -------------------

                              TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Available Information .....................................................   2
Incorporation of Certain Documents By Reference ...........................   2
The Company ...............................................................   3
Risk Factors ..............................................................   4
Use of Proceeds ...........................................................   9
Selling Shareholders ......................................................  10
Plan of Distribution ......................................................  20
Description of Capital Stock ..............................................  20
Legal Matters .............................................................  23
Experts ...................................................................  23

                             -------------------

================================================================================
================================================================================

                               8,121,869 SHARES


                                 CROWN CASINO
                                 CORPORATION

                                 COMMON STOCK



                                ----------------

                                   PROSPECTUS

                                ----------------








                                              , 1996
                                --------------

================================================================================

                                   PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All fees shall be paid by the Registrant. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission:


SEC Registration Fee ...................   $ 22,978
Blue Sky Fees and Expenses .............   $ 15,000
Printing and Engraving Expenses ........   $ 20,000
Legal Fees and Expenses ................   $155,000
Accounting Fees and Expenses ...........   $ 45,000
Miscellaneous ..........................   $ 17,022
                                           --------

Total ..................................   $275,000
                                           ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision shall not eliminate or limit the liability of a director for a breach of the director's duty of loyalty to the Company or its shareholders;
an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or an act or omission for which the liability of a director is expressly provided by an applicable statute.

     The Company's Articles of Incorporation also provide that if applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended.

     Article XI of the Company's Bylaws provides that the Company shall indemnify a director or officer who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director or officer of the Company, against reasonable expenses incurred by him in connection with such defense.

     The Company's Bylaws also provide that the Company may indemnify or obligate itself to indemnify an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer against liability incurred in the proceeding if acting in his official capacity as a director or officer of the Company, he acted in a manner he believed in good faith to be in the best interest of the Company, in all other cases, his conduct was at least not opposed to the Company's best interests, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company may not indemnify a director or officer in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the corporation, or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity.

xxxxxx


ITEM 16.  EXHIBITS.

     The exhibits listed below are filed with or incorporated by reference into this Registration Statement.


EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBITS
------                                   -----------------------
2.1      Amended Stock Purchase Agreement dated June 2, 1995 between the Company and Louisiana
         Riverboat Gaming Partnership ("LGRP"). (1)

+2.2     Stock Purchase Agreement dated January 18, 1996 by and between the Company and Casino
         America, Inc., including form of Registration Agreement, Promissory Notes and Warrants
         issued in favor of the Company to purchase common stock of Casino America, Inc.

2.3      Asset Purchase Agreement dated June, 11, 1996 by and between the Company, Mississippi
         Belle II, Inc., Roberts River Rides, Inc., Kenneth J. Bonnet, Christina M. Kehl,
         Daniel J. Kehl, Kevin A. Kehl, Robert A. Kehl and Cynthia A. Winter, including
         Guarantee Agreement. (2)

4.1      Specimen stock certificate. (3)

+4.2     Form of Registration Rights Agreement dated January 5, 1994 by and between the Company and Dabney-Resnick, Inc.

+4.2.1   Form of Stock Purchase Warrant dated January 5, 1994 allowing Dabney-Resnick, Inc. to purchase shares of common stock of the Company.

+4.3     Form of Registration Rights Agreement dated January 5, 1994 by and between the Company and Sun Life Insurance Company of America, Inc.

+4.3.1   Form of Stock Purchase Warrant dated January 5, 1994 allowing Sun Life Insurance
         Company of America, Inc. to purchase shares of common stock of the Company.

4.4      Stock Purchase Warrant dated June 3, 1994, allowing Nomura Holding America, Inc.
         ("Nomura") to purchase shares of Common Stock of the Company. (3)

+4.4.1   Amendment to Stock Purchase Warrant dated as of December 3, 1994.

4.5      Form of Stock Purchase Warrant dated as of April 15, 1994 allowing the following parties to purchase shares of Common Stock of the Company: Daniel G. Goggin (38,990
         shares), Gerard M. Jacobs (77,981 shares), and The Hubbard Company, Inc. (77,981 shares). (3)

+4.6     Form of Stock Purchase Warrant dated March 18, 1994 granting Dabney-Resnick, Inc. the right to purchase 120,000 shares of Common Stock of Crown.

+4.7     Common Stock Purchase Warrant dated July 8, 1994 granting Kehl River Boats, Inc. the right to purchase 100,000 shares of Common Stock of Crown.

+4.8     Common Stock Purchase Warrant dated October 6, 1994 granting Don Farris the right to purchase 50,000 shares of Common Stock of Crown.

+4.9     Common Stock Purchase Warrant dated June 2, 1994 granting Gerard M. Jacobs the right to purchase 50,000 shares of Common Stock of Crown.

4.10     Subordination Agreement dated as of July 20, 1995, among the Company, LRGP, Nomura and
         First National Bank of Commerce, as agent for Nomura. (4)

+5.1     Opinion of Smith, Gambrell & Russell.

*23.1    Consent of Coopers & Lybrand L.L.P.

*23.2    Consent of Honkamp, Krueger & Co.

23.3     Consent of Smith, Gambrell & Russell (contained in their opinion filed as Exhibit 5.1).

+24.1    Powers of Attorney (included on the original Signature Page to this Registration
         Statement).

+24.2    Power of Attorney of Robert J. Kehl.

+24.3    Power of Attorney of Gerard M. Jacobs.

-------------------------
*    Filed herewith.
+ Previously filed as part of this Registration Statement.

(1) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1995 and incorporated herein by reference.

(2) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 1996 and incorporated herein by reference.

(3) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1994 and incorporated herein by reference.

(4) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1995 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
             Statement:

           (i)  to include any prospectus required by section
                10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material changes to such information in the Registration Statement.

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

         1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on October 23, 1996.


                         CROWN CASINO CORPORATION


                         By:                     *
                              -------------------------------------
                              Edward R. McMurphy
                              President and Chief Executive Officer
                              (principal executive officer)



                         By:   /s/ Mark D. Slusser
                              -------------------------------------
                              Mark D. Slusser
                              Vice President Finance and Chief Financial Officer (principal financial and accounting officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




           Signature                         Title              Date
           ---------                         -----              ----
                                  Chairman of the Board,
      *                           Chief Executive Officer and
-------------------------         President                     October 23, 1996
Edward R. McMurphy

      *
-------------------------         Director                      October 23, 1996
Tilman J. Falgout, III

      *
-------------------------         Director                      October 23, 1996
David J. Douglas

      *
-------------------------         Director                      October 23, 1996
John David Simmons

      *
-------------------------         Director                      October 23, 1996
   Gerald L. Adams

      *                           Director                      October 23, 1996
-------------------------
Gerard M. Jacobs

      *                           Director                      October 23, 1996
-------------------------
Robert J. Kehl

* By /s/ Mark D. Slusser
    ---------------------
    Mark D. Slusser as
    Attorney-in-Fact pursuant to
    Powers of Attorney filed as
    part of this Registration
    Statement

                                 Exhibit Index




 Exhibit                                                       Sequential
Number             Description of Exhibits                     Page No.
------             -----------------------                     --------
23.1               Consent of Coopers & Lybrand L.L.P.
23.2               Consent of Honkamp, Krueger & Co.